As filed with the Securities and Exchange Commission on March 6, 2023

Registration No. 333-263636
Registration No. 333-254082
Registration No. 333-237050
Registration No. 333-230450
Registration No. 333-224239
Registration No. 333-221759

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263636
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254082
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237050
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230450
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224239
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221759

UNDER
THE SECURITIES ACT OF 1933
_________________________________________

OPIANT PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4744124
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

233 Wilshire Blvd., Suite 400
Santa Monica, California 90401
(Address of Principal Executive Offices Including Zip Code)

OPIANT PHARMACEUTICALS, INC. 2017 LONG-TERM INCENTIVE PLAN
2021 INDUCEMENT EQUITY INCENTIVE PLAN
STOCK OPTION GRANT AGREEMENTS
WARRANT AGREEMENTS
(Full title of the plans)

Ryan Preblick
Chief Financial Officer, Secretary and Treasurer
Opiant Pharmaceuticals, Inc.
233 Wilshire Boulevard, Suite 280
Santa Monica, California 90401
(310) 598-5410
(Name, address and telephone number, including area code, of agent for service)
_________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

DEREGISTRATION OF SECURITIES

Opiant Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

1.Registration Statement No. 333-221759, filed with the SEC on November 27, 2017, registering 3,133,000 shares of Common Stock issuable pursuant to certain Stock Option Grant Agreements and 435,000 shares of Common Stock issuable pursuant to certain Warrant Agreements;

2.Registration Statement No. 333-224239, filed with the SEC on April 11, 2018, registering 504,431 shares of Common Stock issuable pursuant to the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan (the “2017 Plan”);

3.Registration Statement No. 333-230450, filed with the SEC on March 22, 2019, registering 153,814 shares of Common Stock issuable pursuant to the 2017 Plan;

4.Registration Statement No. 333-237050, filed with the SEC on March 10, 2020, registering 167,457 shares of Common Stock issuable pursuant to the 2017 Plan;

5.Registration Statement No. 333-254082, filed with the SEC on March 10, 2021, registering 170,324 shares of Common Stock issuable pursuant to the 2017 Plan; and

6.Registration Statement No. 333-263636, filed with the SEC on March 17, 2022, registering 196,394 shares of Common Stock issuable pursuant to the 2017 Plan and 200,000 shares of common stock issuable pursuant to the 2021 Inducement Equity Incentive Plan.

On March 2, 2023, pursuant to the Agreement and Plan of Merger, dated as of November 13, 2022, with Indivior Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of Indivior PLC (“Indivior”), and Olive Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on March 6, 2023.

Opiant Pharmaceuticals, Inc.

By:	/s/ Ryan Preblick
Ryan Preblick
Chief Financial Officer, Secretary and Treasurer
No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.